Exhibit 16.1

Kramer Weisman and Associates, LLP,
Certified Public Accountants
12515 Orange Drive
Suite 814
Davie, Florida 33330

December 27, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Kramer Weisman and Associates, LLP, Certified Public Accountants, was previously principal accountant for Next 1 Interactive, Inc. (the “Company”) and reported on the financial statements of the Company for the years ended February 28, 2010 and February 28, 2009 and has reviewed the quarterly financial statements through August 31, 2010.  Effective December 17, 2010, we resigned as principal accountants.  We have read the Company's statements included under Item 4.01 of its Form 8-K/A dated December 27, 2010, and we agree with such statements contained therein as they pertain to our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

/s/ Kramer Weisman and Associates, LLP, Certified Public Accountants

Kramer Weisman and Associates, LLP, Certified Public Accountants
December 27, 2010